UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                        Dobson Communications Corporation
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    256069105

                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 Pages

CUSIP No. 256069105               13G                     Page 2 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,841,569 shares of Class A Common Stock
                    (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1,
                    2025 and 132,775 shares of Class A Common Stock issuable
                    upon conversion of Series F Convertible Preferred Stock, due
                    August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class
             A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 3.21%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 3 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 3.21%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 4 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)

-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 8.04%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 5 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    879,739 shares of Class A Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    879,739 shares of Class A Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             879,739 shares of Class A Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 0.58%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 6 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,405,678 shares of Class A Common Stock

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,405,678 shares of Class A Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             6,405,678 shares of Class A Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 4.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 7 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,841,569 shares of Class A Common Stock (including 825,082
OWNED BY            shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
EACH                shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
REPORTING      --------------------------------------------------------

PERSON WITH    (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 3.21%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 8 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,841,569 shares of Class A Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 3.21%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 9 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,841,569 shares of Class A Common Stock (including 825,082
OWNED BY            shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
EACH                shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
REPORTING
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
             1.5% Convertible Notes due October 1, 2025 and 132,775
             shares of Class A Common Stock issuable upon conversion of
             Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 3.21%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                    Page 10 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,841,569 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 3.21%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                    Page 11 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class
             A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 8.04%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 12 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of
                    1.5% Convertible Notes due October 1, 2025 and 132,775
                    shares of Class A Common Stock issuable upon conversion of
                    Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             12,126,986 shares of Class A Common Stock (including 825,082 shares of Class A Common Stock issuable upon conversion of 1.5% Convertible Notes due October 1, 2025 and 132,775 shares of Class
             A Common Stock issuable upon conversion of Series F Convertible Preferred Stock, due August 19, 2016)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             approximately 8.04%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105               13G                     Page 13 of 15 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on May 18, 2005 (as amended, the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of Dobson Communications Corporation, an Oklahoma corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends item 2 and amends and restates item 4 in its entirety as set forth below.

Item 2(a) Name of Person Filing
Item 2(c) Address of Principal Place of Business
Item 2(d) Citizenship

The address and citizenship of Highbridge Event Driven/Relative Value Fund, Ltd. are hereby amended as follows:

Highbridge Event Driven/Relative Value Fund, Ltd.
c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, New York  10019
Citizenship: State of Delaware


Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                    As of the date of this filing, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of 4,841,569 shares of Common Stock issuable to Highbridge International LLC. In addition, as of the date of this filing Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of (i) 6,405,678 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, Ltd., and (ii) 879,739 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, L.P.

Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P. and Highbridge Event Driven/Relative Value Fund, Ltd. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Event Driven/Relative Value Fund, Ltd.

CUSIP No. 256069105               13G                     Page 14 of 15 Pages


            (b) Percent of class:

                    The Company's quarterly report on Form 10-Q filed on November 9, 2005, indicates there were 149,870,503 shares of Common Stock outstanding as of November 1, 2005. Therefore (i) Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC may be deemed to beneficially own 3.21% of the outstanding shares of Common Stock of the Company, (ii) Highbridge Event Driven/Relative Value Fund, Ltd. may be deemed to beneficially own 4.25% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Event Driven/Relative Value Fund, L.P. may be deemed to beneficially own 0.58% of the outstanding shares of Common Stock of the Company, and (iv) Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 8.04% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

            (c) Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote

                          0

                    (ii)  Shared power to vote or to direct the vote

                          See Item 4(a) above.

                    (iii) Sole power to dispose or to direct the disposition of

                          0

                    (iv) Shared power to dispose or to direct the disposition of

                          See Item 4(a) above.

CUSIP No. 256069105               13G                     Page 15 of 15 Pages

SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                HIGHBRIDGE CAPITAL
                                            CORPORATION


By: /s/ Howard Feitelberg                   By: /s/ Howard Feitelberg
   --------------------------------             --------------------------------
Name:  Howard Feitelberg                    Name:  Howard Feitelberg
Title: Director                             Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC          HIGHBRIDGE EVENT DRIVEN/RELATIVE
                                            VALUE FUND, L.P.

                                            By: Highbridge Capital Management,
                                                LLC
                                                its General Partner


By: /s/ Carolyn Rubin                       By: /s/ Carolyn Rubin
    --------------------------------            --------------------------------
Name:  Carolyn Rubin                        Name:  Carolyn Rubin
Title: Deputy General Counsel               Title: Deputy General Counsel

HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE      HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC      By: Highbridge GP, Ltd.
    its Trading Manager                         its General Partner

By: /s/ Carolyn Rubin                       By: /s/ Clive Harris
    --------------------------------           --------------------------------
Name:  Carolyn Rubin                         Name:  Clive Harris
Title: Deputy General Counsel                Title: Director


HIGHBRIDGE CAPITAL L.P.                     HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                        By: /s/ Clive Harris
    --------------------------------            --------------------------------
Name:  Clive Harris                         Name:  Clive Harris
Title: Director                             Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                                         /s/ Glenn Dubin
Name: Clive Harris                                           GLENN DUBIN
Title: Director


/s/ Henry Swieca

HENRY SWIECA